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                                 June 5, 1996




Intrav, Inc.
7711 Bonhomme
St. Louis, Missouri 63105

      RE:   Intrav, Inc. 1995 Incentive Stock Plan


      We are counsel for Intrav, Inc., a Missouri corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 500,000 shares of Common Stock, $.01 per share par value, of the Company (the "Shares"), to be issued under the Intrav, Inc. 1995 Incentive Stock Plan (the "Plan"). A Registration Statement on Form S-8 (the "Registration Statement") with respect to such Shares is being filed concurrently herewith with the Securities and Exchange Commission.

      As counsel, we have examined (i) the Plan; (ii) executed copies of the Actions of the Board of Directors of the Company by unanimous written consent, dated as of April 21, 1995 and May 31, 1995, which Actions have been certified by the Secretary of the Company and (iii) executed copies of the Actions of the Shareholders of the Company by unanimous written consent, dated as of April 21, 1995. We have relied, as to these and other factual matters which affect our opinion, on the Certificate of the Secretary of the Company dated as of May 31, 1996. We have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies.

      Based upon the foregoing, we are of the opinion that:

      1. The Shares to be issued as described in the Plan are duly and validly authorized.



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Intrav, Inc.
June 5, 1996
Page 2

      2. When the Shares to be issued pursuant to the Plan are issued by the Company in accordance with the provisions of the Plan, such Shares will be duly and validly issued, fully paid and nonassessable.

      We hereby consent to the use of this opinion as Exhibit 5 of the above-mentioned Registration Statement.



                             PEPER, MARTIN, JENSEN, MAICHEL and HETLAGE


JRS/SEF